UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                           RASCALS INTERNATIONAL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   75405N 10 2
                                 (CUSIP Number)

                                January 28, 2002
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 75405N 10 2                 13G                            Page 2 of 8
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1)   Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
     (Entities Only)

                          SPARTAN INVESTMENT FUND, LTD.
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions) (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of Organization

                                    FLORIDA
--------------------------------------------------------------------------------

      Number of        (5) Sole Voting Power
        Shares
     Beneficially                   0
       Owned by
         Each          (6) Shared Voting Power
      Reporting
        Person                  1,500,000
         With
                       (7) Sole Dispositive Power

                                    0

                       (8) Shared Dispositive Power

                                1,500,000

--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,500,000
--------------------------------------------------------------------------------
10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares  |_|
     (See Instructions)

--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9)

                  7.5%
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions)   PN

--------------------------------------------------------------------------------

CUSIP NO. 75405N 10 2                 13G                            Page 3 of 8
--------------------------------------------------------------------------------

1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                             SPARTAN ADVISORS, LLC
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions) (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of Organization

                                    FLORIDA
--------------------------------------------------------------------------------

      Number of        (5) Sole Voting Power
        Shares
     Beneficially                   0
       Owned by
         Each          (6) Shared Voting Power
      Reporting
        Person                  1,500,000
         With
                       (7) Sole Dispositive Power

                                    0

                       (8) Shared Dispositive Power

                                1,500,000

--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,500,000
--------------------------------------------------------------------------------
10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares  |_|
     (See Instructions)

--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9)

                  7.5%
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions)   OO

--------------------------------------------------------------------------------

CUSIP NO. 75405N 10 2                 13G                            Page 4 of 8
--------------------------------------------------------------------------------

1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                                MICAH J. ELDRED
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions) (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of Organization

                                 UNITED STATES
--------------------------------------------------------------------------------

      Number of        (5) Sole Voting Power
        Shares
     Beneficially                   0
       Owned by
         Each          (6) Shared Voting Power
      Reporting
        Person                  1,500,000
         With
                       (7) Sole Dispositive Power

                                    0

                       (8) Shared Dispositive Power

                                1,500,000

--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,500,000
--------------------------------------------------------------------------------
10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares  |_|
     (See Instructions)

--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9)

                  7.5%
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions)   IN

--------------------------------------------------------------------------------

CUSIP NO. 75405N 10 2                 13G                            Page 5 of 8
--------------------------------------------------------------------------------


Item 1(a).      Name of Issuer:

                           RASCALS INTERNATIONAL, INC.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                             412 Pleasant Valley Way
                              West Orange, NJ 07052

Item 2(a).      Name of Person Filing:

     This statement is being filed by (i) Spartan Investment Fund, Ltd., a Florida limited partnership (the "Fund"); (ii) Spartan Advisors, LLC, a Florida limited liability company (the "Advisor"); and (iii) Micah J. Eldred, as the Manager of the Advisor (the "Manager"). Advisor is the general partner of the Fund. Manager controls Advisor by virtue of Manager's position as the sole manager of the Board of Managers and majority owner of Advisor.

Item 2(b).      Address of Principal Business Office or, if none, Residence:

     The principal business address of the Fund, Advisor and the Manager is:

                          405 Central Avenue, Suite 202
                          St. Petersburg, Florida 33701

Item 2(c).      Citizenship:

     The Fund is a Florida limited partnership. The Advisor is a Florida limited liability company. The Manager is a citizen of the United States.

Item 2(d).      Title of Class of Securities:

                                  Common Stock

Item 2(e).      CUSIP Number:

                                   75405N 10 2

Item 3(a). If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the filing person is a:

(a) [_]  Broker or Dealer registered under Section 15 of the Act;

(b) [_]  Bank as defined in Section 3(a)(6) of the Act;

(c) [_]  Insurance Company as defined in Section 3(a)(19) of the Act;

(d) [_] Investment Company registered under Section 8 of the Investment Company Act;

(e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;

CUSIP NO. 75405N 10 2                 13G                            Page 6 of 8
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(f) [_]  Employee Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

(g) [_]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)  (Note:
         See Item 7);

(h) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


Item 4.         Ownership:

     If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      Items 5-9 and 11 of each cover sheet are incorporated by reference.

Item 5.         Ownership of Five Percent or Less of a Class:

                                 Not Applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:

                                 Not Applicable

Item 7.         Identification  and   Classification  of  the  Subsidiary  Which
                Acquired the  Security  Being Reported on by the Parent  Holding
                Company:

                                 Not Applicable

Item 8.         Identification and Classification of Members of the Group:

                                  See Exhibit A

Item 9.         Notice of Dissolution of Group:

                                 Not Applicable

Item 10.        Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 75405N 10 2                 13G                            Page 7 of 8
--------------------------------------------------------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 26, 2002


                                       /s/  MICAH J. ELDRED
                                 -----------------------------------------
                                            MICAH J. ELDRED


                                 SPARTAN INVESTMENT FUND, LTD.

                                 By:  Spartan Advisors, LLC, its General Partner

                                 By:   /s/  MICAH J. ELDRED
                                     -------------------------------------
                                       Micah J. Eldred, its Manager


                                 SPARTAN ADVISORS, LLC

                                 By:   /s/  MICAH J. ELDRED
                                     -------------------------------------
                                       Micah J. Eldred, its Manager

CUSIP NO. 75405N 10 2                 13G                            Page 8 of 8
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                                    EXHIBIT A

     Pursuant  to Rule  13d-1(c)  and  Rule  13d-1(k)(1)  under  the  Securities
Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

                  Name                                Classification
                  ----                                --------------
          Spartan Investment Fund, Ltd.      Florida limited partnership
          Spartan Advisors, LLC              Florida limited liability company
          Micah J. Eldred                    Individual


     The undersigned agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Rascals International, Inc.

Dated:  February 26, 2002

                                       /s/  MICAH J. ELDRED
                                 -----------------------------------------
                                            MICAH J. ELDRED


                                 SPARTAN INVESTMENT FUND, LTD.

                                 By:  Spartan Advisors, LLC, its General Partner

                                 By:   /s/  MICAH J. ELDRED
                                     -------------------------------------
                                       Micah J. Eldred, its Manager


                                 SPARTAN ADVISORS, LLC

                                 By:   /s/  MICAH J. ELDRED
                                     -------------------------------------
                                       Micah J. Eldred, its Manager